UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2022

Avenue Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

1140 Avenue of the Americas, Floor 9

New York, New York 10036

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	ATXI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.	Other Events.

On April 1, 2022, Avenue Therapeutics, Inc. (the “Company”), received a letter from the Office of the General Counsel of The Nasdaq Stock Market LLC (“Nasdaq”) which stated that the Nasdaq staff has determined that the Company has regained compliance with The Nasdaq Capital Market’s $2.5 million stockholders’ equity requirement for continued listing and that, consequently, the previously-announced hearing before the Nasdaq Hearings Panel on April 14, 2022, has been cancelled. The Company and Nasdaq will continue to monitor the Company’s compliance with all applicable requirements for continued listing. In that regard, there can be no assurance that the Company will regain compliance with the $1.00 per share bid price requirement prior to the end of the current 180-day grace period, nor can there be assurance that the Company will be eligible for an additional 180-day grace period upon the conclusion of the current bid price grace period. There can also be no assurance that the Company will be able to maintain compliance with $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and could negatively affect the value and liquidity of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENUE THERAPEUTICS, INC.
(Registrant)

Date: April 5, 2022

	By:	/s/ Lindsay A. Rosenwald, M.D.
	Name:	Lindsay A. Rosenwald, M.D.
	Title:	Executive Chairman of the Board of Directors